UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gray, Babetta R.
   9700 West Higgins Road
   Rosemont, IL  60018
   USA
2. Issuer Name and Ticker or Trading Symbol
   Galileo International, Inc.
   GLC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 17, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President Legal, General Counsel & Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |      |    | |                  |   |           |200                |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Non-Qualified Stock Op|48.03   |6/17/|A   |V|26,000     |A  |(1)  |6/17/|Common Stock|26,000 |       |26,000      |D  |            |
tion (Right to Buy)   |        |99   |    | |           |   |     |09   |            |       |       |            |   |            |
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Non-Qualified Stock Op|40.78   |6/18/|    | |           |   |     |     |            |       |       |121,150     |D  |            |
tion (Right to Buy)   |        |98   |    | |           |   |     |     |            |       |       |            |   |            |
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Non-Qualified Stock Op|24.50   |7/24/|    | |           |   |     |     |            |       |       |22,200      |D  |            |
tion (Right to Buy)   |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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Non-Qualified Stock Op|28.18   |7/24/|    | |           |   |     |     |            |       |       |22,000      |D  |            |
tion (Right to Buy)   |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1 for 1 |7/24/|    | |           |   |     |     |            |       |       |2,645       |D  |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Grant to reporting person option to buy 26,000 shares of common stock exercisable in annual increments of
33 1/3% of the total grant each beginning June 17, 2000.
SIGNATURE OF REPORTING PERSON
Attorney-in-Fact
DATE
August 22, 1999